Exhibit 5.1

ATIF Holdings Limited	D: +44 1534 514000
Portcullis Chambers	E: marie-claire.fudge@ogier.com
4th Floor, Ellen Skelton Building
3076 Sir Francis Drake Highway	Ref: MCF/DNM/175987.00018
Road Town, Tortola
British Virgin Islands VG1110	February 8, 2023

Dear Sirs

ATIF Holdings Limited (the Company)

We are providing this opinion in connection with the Company’s registration statement on Form S-3 dated December 21, 2022, including all amendments or supplements to such form filed with the Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended (Act) (the Registration Statement), related to the issuance by the Company of up to US$100,000,000 of ordinary shares of US$0.001 par value per share, preferred shares, warrants (the Warrants, to be issued pursuant to a warrant agreement (the Warrant Agreement) to be entered into by the Company), rights and units (with the ordinary shares, preferred shares, and shares issuable pursuant to the Warrants, rights and units collectively referred to herein as the Shares).

1	Documents Reviewed

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Registration Statement;

(b)

(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on December 14, 2022;

(ii)	the public information revealed from searches (the Court Searches) of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from January 1, 2000, as maintained on the Judicial Enforcement Management System (JEMS) by the Registry of the High Court of the Virgin Islands on December 14, 2022,

(each of the searches in (b)(i) and (ii) together as updated on February 8, 2023 (the Public Records);

(c)	a registered agent’s certificate issued by the Company’s registered agent dated January 17, 2023 (the Registered Agent’s Certificate); and

(d)	written resolutions of the board of directors of the Company passed on December 20, 2022 and January 18, 2023 (the Director Resolutions);

(e)	copies of such of those documents which are referred to as having been reviewed by the directors in the Director Resolutions and such other documents as are, in each and in our judgment, necessary to enable us to render the opinions expressed below.

We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the documents referred to in paragraph 1 without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	copies of documents or records provided to us are true and complete copies of, or in the final forms or, the originals which are authentic and complete, and translations of documents provided to us are complete and accurate;

(b)	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

(c)	the Director Resolutions remain in full force and effect;

(d)	the accuracy and completeness of the Registered Agent’s Certificate as at the date thereof;

(e)	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

(f)	the Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value;

(g)	If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive or impossible or illegal under the laws of that jurisdiction;

(h)	no monies paid to or for the account of the Company in respect of the Shares will represent proceeds of criminal conduct or criminal property or terrorist property;

(i)	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York;

(j)	the issue of the Shares will be of commercial benefit to the Company;

(k)	the Company will have sufficient unissued authorised shares to effect the issue of the Shares at the time of issuance;

(l)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(m)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares;

(n)	the Warrant Agreements and the Warrants have been, or will be, authorized and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws;

(o)	the obligations expressed to be assumed by the Company and by the other parties in the Warrant Agreement constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands);

(p)	if an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive or impossible or illegal under the laws of that jurisdiction; and

(q)	the choice of the laws of the State of New York as the governing law of the Warrant Agreement will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:-

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

(b)	The Company has the capacity and power to exercise its rights and perform its obligations under and as described in the Registration Statement.

(c)

When (i) the board of directors of the Company (the Company’s Board) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters (including, (A) with respect to any preferred shares to be issued, any necessary updates to the memorandum and articles of association of the Company and (B) with respect to Shares issued pursuant to any Warrant, unit or right, the exercise of such Warrant, unit or right in accordance with its respective terms); (ii) the issue of such Shares has been recorded in the Company’s register of members; and (iii) the subscription price of the Shares (not being less than the par value of such Share) has been fully paid in cash or other consideration approved by the Company’s Board, then the Shares will be validly issued, fully paid and non-assessable.

(d)	The performance of the Company’s obligations under the Registration Statement do not and will not conflict with or result in any breach of:

(i)	the Memorandum and Articles of Association of the Company; or

(ii)	any law of the British Virgin Islands applicable to the Company.

(e)	There were no actions pending against the Company based on our search of each of the Civil Index Book and the Commercial Book maintained by the British Virgin Islands High Court Registry as referred to at 1(b)(ii) above.

(f)	On the basis of our review of the Public Records, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement under section 118 of the Insolvency Act 2003 that notice of appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

(g)	With respect to each issue of Warrants, when (i) the Company’s Board has taken all necessary corporate action to authorize and approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorized and validly executed and unconditionally delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorized, and will constitute legal, valid and binding obligations of the Company.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or

(c)	as to the commerciality of the transactions envisaged in the Registration Statement or, save as expressly stated in this opinion, whether the Registration Statement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Registration Statement.

5	Governing Law and Reliance

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ Ogier
Ogier

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